Exhibit 10.3

Form of

TAX MATTERS AGREEMENT

by and between

CUMMINS INC.

and

ATMUS FILTRATION TECHNOLOGIES INC.

Dated as of [●], 2023

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [●], 2023 between Cummins Inc., an Indiana corporation (“Cummins”), and Atmus Filtration Technologies Inc., a Delaware corporation (“Filtration” and, together with Cummins, the “Parties”). Capitalized terms not defined in the context of which such terms are first used in this Agreement shall have the meanings assigned to such terms in Section 1.1 or, if not assigned a meaning in Section 1.1, the meanings assigned to such terms in the Master Separation Agreement, dated as of [●], 2023 (the “Separation Agreement”).

W I T N E S E T H:

WHEREAS, the Board of Directors of Cummins has determined that it is in the best interests of Cummins to separate Cummins’ filtration business from its other businesses, creating Filtration as a new subsidiary company (the “Separation”) and, following the Separation, to undertake an initial public offering (the “IPO”) of Filtration;

WHEREAS, Filtration has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the IPO;

WHEREAS, prior to the IPO, Cummins will effect certain restructuring transactions described in the Separation Plan for the purpose of aggregating the filtration business in the Filtration Group (as defined below) prior to the IPO, including the Contribution to Filtration (collectively, the “Reorganization”);

WHEREAS, in connection with the IPO, Cummins will undertake the Debt-for-Equity Exchange, as described in the Separation Agreement;

WHEREAS, following the IPO, Cummins intends to effect the Distribution in a transaction, that, together with certain steps in the Reorganization, are intended to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, certain members of the Cummins Group, on the one hand, and certain members of the Filtration Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and foreign Tax purposes; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Contribution and Distribution and certain other transactions included in the Reorganization.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1         General. As used in this Agreement, the following terms shall have the following meanings:

(1)            “Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

(2)            “Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(3)            “Agreement” shall have the meaning set forth in the preamble hereto.

(4)            “Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2 and Section 6.3 of this Agreement.

(5)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(6)            “Cummins” shall have the meaning set forth in the preamble hereto.

(7)            “Cummins Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Cummins Group is a member.

(8)            “Cummins Federal Consolidated Income Tax Return” shall mean any United States federal income Tax Return for a Cummins Affiliated Group.

(9)            “Cummins Group” shall mean Cummins and each Person that is a Subsidiary of Cummins (other than Filtration and any other member of the Filtration Group).

(10)          “Cummins Separate Return” shall mean any Tax Return of or including any member of the Cummins Group (including any consolidated, combined or unitary return) that does not include any member of the Filtration Group.

(11)          “Debt-for-Equity Exchange” shall have the meaning set forth in the Recitals.

(12)          “Distribution Date” shall mean the date on which the Distribution is completed.

(13)          “Distribution Taxes” shall mean any Taxes incurred solely as a result of the failure of the Tax-Free Status of the Transactions of the Reorganization, the Contribution, Debt-for-Equity Exchange or the Distribution.

(14)          “Employment Tax” shall mean those Liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

(15)          “Excluded Taxes” shall mean any Taxes to the extent expressly addressed in the Separation Agreement or an Ancillary Agreement, including, but not limited to, (a) Employment Taxes, (b) Taxes arising in connection with transition services provided pursuant to the Transition Services Agreement or any Local Services Agreement, (c) sales, use, excise, customs, export, import, commodity and/or any other similar taxes imposed on the sale and supply the products pursuant to the Filtration First-Fit Supply Agreement, (d) Taxes relating to, arising out of, by reason of or otherwise in connection with (i) a breach of Section 10.23 of the Separation Agreement or (ii) any IPO Disclosure Document, or (e) Reporting-Related Taxes.

(16)          “Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(17)          “Filtration” shall have the meaning set forth in the preamble hereof.

(18)          “Filtration Disqualifying Action” shall mean (a) any action (or the failure to take any action) by any member of the Filtration Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the capital stock of Filtration or any assets of any member of the Filtration Group, or (c) any breach by any member of the Filtration Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “Filtration Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Reorganization, the Contribution, Debt-for-Equity Exchange or the Distribution.

(19)          “Filtration Group” shall mean Filtration and each Person that will be a Subsidiary of Filtration as of immediately after the Effective Time.

(20)          “Filtration Separate Return” shall mean any Tax Return for any Tax Period (including, for the avoidance of doubt, any Pre-IPO Period) of or including any member of the Filtration Group (including any consolidated, combined or unitary return) that does not include any member of the Cummins Group.

(21)          “Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

(22)          “Foreign Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(23)          “Gain Recognition Agreement” shall mean a gain recognition agreement as described in Treasury Regulation Section 1.367(a)-8 or any successor provision thereto.

(24)          “Group” shall mean either the Filtration Group or the Cummins Group, as the context requires.

(25)          “Income Tax” shall mean any federal, state, local or Foreign Tax determined by reference to income, profits, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.

(26)          “Indemnifying Party” shall have the meaning set forth in Section 5.2.

(27)          “Indemnitee” shall have the meaning set forth in Section 5.2.

(28)          “IPO” shall have the meaning set forth in the recitals.

(29)          “IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(30)          “IRS Ruling” shall mean any U.S. federal income Tax ruling and any supplements thereto, issued to Cummins by the IRS in connection with the Reorganization, the Separation, the Distribution and any related transactions.

(31)          “IRS Ruling Request” shall mean any letter filed by Cummins with the IRS requesting a ruling regarding certain tax consequences of the Reorganization, the Separation, the Distribution and any related transaction and any amendment or supplement to such ruling request letter.

(32)          “Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, one or more members of the Cummins Group together with one or more members of the Filtration Group, including any entity that is a predecessor or successor (including an “acquiring corporation” within the meaning of Section 381 of the Code) to a member of the Cummins Group or the Filtration Group.

(33)          “Measurement Date” shall mean the last day of the month that precedes the Effective Date.

(34)          “Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Section 6.2 and Section 6.3 of this Agreement.

(35)          “Parties” shall have the meaning set forth in the preamble hereto.

(36)          “Past Practices” shall have the meaning set forth in Section 3.5.

(37)          “Post-IPO Period” shall mean any Tax Period (or portion thereof) beginning after the Measurement Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Measurement Date.

(38)          “Pre-IPO Period” shall mean any Tax Period (or portion thereof) ending on or before the Measurement Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Measurement Date.

(39)          “Prohibited Acts” shall have the meaning set forth in Section 4.2.

(40)          “Property Tax” shall mean any real, personal and intangible ad valorem Tax imposed by any Taxing Authority incident to the ownership of property, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(41)          “Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Filtration management or shareholders, is a hostile acquisition, or otherwise, as a result of which Filtration (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Filtration (or any successor thereto) or one or more holders of Filtration Common Stock, respectively, any amount of stock of Filtration, that would, when combined with any other direct or indirect changes in ownership of the stock of Filtration pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise fifty percent (50%) or more of (a) the value of all outstanding shares of Filtration as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Filtration as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Filtration of a shareholder rights plan or (ii) issuances by Filtration that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

(42)          “Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

(43)          “Refund” shall mean any (a) refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable) and (b) any interest paid on or with respect to any amount of the type described in clause (a) above.

(44)          “Refund Recipient” shall have the meaning set forth in Section 2.10(c).

(45)          “Reorganization” shall have the meaning set forth in the recitals.

(46)          “Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

(47)          “Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

(48)          “Separate Return” shall mean a Cummins Separate Return or a Filtration Separate Return, as the case may be.

(49)          “Separation” shall have the meaning set forth in the recitals.

(50)          “Separation Agreement” shall have the meaning set forth in the preamble hereto.

(51)          “Separation Plan” shall mean the Project Phoenix Global Step Plan, dated the day prior to the Effective Date.

(52)          “Separation Related Tax Contest” means any Tax Contest in which the IRS, another Taxing Authority or any other party asserts a position that could reasonably be expected to adversely affect, jeopardize or prevent (a) the Tax-Free Status of the Transactions, or (b) a transaction pursuant to the Separation Plan (other than a transaction described in clause (a)) to have the Tax treatment intended pursuant to the Separation Plan.

(53)          “Straddle Period” shall mean any taxable year or other Tax Period that begins on or before the Measurement Date and ends after the Measurement Date.

(54)          “State Tax” shall mean any Tax imposed by any State of the United States or by any political subdivision of any such State, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(55)          “Tax” or “Taxes” shall mean (a) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, escheat or unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, services, digital services, capital stock, transfer, franchise, registration, payroll, withholding (to the extent not related to employment), social security, unemployment, disability, VAT, import, export, ad valorem, alternative or add-on minimum or other taxes (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Taxing Authority, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (b) liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (c) liability for the payment of any amount of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(56)          “Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future Tax Period.

(57)          “Tax Benefit” shall mean, with respect to a Tax Period, the amount by which the cash Tax liability of an entity (or of the consolidated or combined group of which it is a member) is reduced solely as a result of a Tax Item, or the amount of an actual Tax Refund that is generated solely as a result of such Tax Item (plus any related interest received from any Taxing Authority), in either case, by comparing the cash Tax liability or actual Tax Refund on the applicable Tax Return that would arise with and without the Tax Item potentially giving rise to the Tax Benefit.

(58)          “Tax Certificates” shall mean any certificates of officers of Cummins or Filtration provided to KPMG or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Reorganization or Distribution.

(59)          “Tax Contest” shall have the meaning set forth in Section 6.1.

(60)          “Tax-Free Status of the Transactions” shall mean the qualification of (a) the Contribution, the Debt-for-Equity Exchange and the Distribution, taken together, (i) as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, (iii) as a transaction in which Cummins will recognize no income or gain for U.S. federal income Tax purposes with respect to the receipt of the Consideration by reason of Sections 355 and 361 of the Code, and (iv) as a transaction in which Cummins, Filtration and the holders of Cummins Common Stock recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Cummins and Filtration, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code; and (b) the transactions described in the Separation Plan as being free from Tax to the extent set forth therein.

(61)          “Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Taxes paid or payable in any taxable period.

(62)          “Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

(63)          “Tax Materials” shall have the meaning set forth in Section 4.1(a).

(64)          “Tax Opinion” shall mean any written opinion of KPMG or any other law or accounting firm regarding certain tax consequences of certain transactions executed as part of the Reorganization and the Distribution.

(65)          “Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

(66)          “Tax Records” shall have the meaning set forth in Section 8.1.

(67)          “Tax-Related Losses” shall mean (a) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment, or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Cummins (or any of its Affiliates) or Filtration (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Reorganization, Debt-for-Equity Exchange, Distribution, or any transaction associated therewith to qualify for the Tax-Free Status of the Transactions.

(68)          “Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(69)          “Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

(70)          “Transaction Taxes” shall mean, without duplication, all (a) sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Separation or Distribution, and (b) Taxes imposed on gains realized with respect to the steps taken pursuant to the Separation Plan, including in each case, any withholding in respect of such Taxes.

(71)          “Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

(72)          “Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a mutually agreed upon nationally recognized law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

(73)          “VAT” means (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax; (b) all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) and (c) any Tax of a similar nature to those described in clause (a) or clause (b) imposed elsewhere.

Article II
PAYMENTS AND TAX REFUNDS

Section 2.1             U.S. Federal Income Tax Relating to Joint Returns.

(a)            Cummins shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods.

(b)            Filtration shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Filtration Business for all Post-IPO Periods.

(c)            Cummins shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Federal Income Taxes described in Section 2.1(b) for all Post-IPO Periods.

Section 2.2             U.S. Federal Income Tax Relating to Separate Returns.

(a)            Cummins shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Cummins Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)            Filtration shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Filtration Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

Section 2.3             U.S. State Tax Relating to Joint Returns.

(a)            Cummins shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods.

(b)            Filtration shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Filtration Business for all Post-IPO Periods.

(c)            Cummins shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those State Taxes described in Section 2.3(b) for all Post-IPO Periods.

Section 2.4             U.S. State Tax Relating to Separate Returns.

(a)            Cummins shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Cummins Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)            Filtration shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Filtration Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

Section 2.5             Foreign Tax Relating to Joint Returns.

(a)            Cummins shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods.

(b)            Filtration shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Filtration Business for all Post-IPO Periods.

(c)            Cummins shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Foreign Taxes described in Section 2.5(b) for all Post-IPO Periods.

Section 2.6             Foreign Tax Relating to Separate Returns.

(a)            Cummins shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Cummins Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)            Filtration shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Filtration Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

Section 2.7             Certain Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6:

(a)            Cummins shall pay and be responsible for any Transaction Taxes other than Transaction Taxes incurred as a result of (i) Filtration’s breach of any obligation under the Separation Agreement, this Agreement, or any Ancillary Agreement, or (ii) Filtration undertaking any action described in Section 4.2(a) or Section 4.2(b) (without regard to whether an Unqualified Tax Opinion may have been provided or whether Cummins consents to any such action).

(b)            Filtration shall pay and be responsible for any Transaction Taxes incurred as a result of (i) Filtration’s breach of any obligation under the Separation Agreement, this Agreement, or any Ancillary Agreement, or (ii) Filtration undertaking any action described in Section 4.2(a) or Section 4.2(b) (without regard to whether an Unqualified Tax Opinion may have been provided or whether Cummins consents to any such action).

Section 2.8             Determination of Tax Attributable to the Filtration Business.

(a)            For purposes of Section 2.1(b), the amount of Federal Income Taxes attributable to the Filtration Business for any Tax Period shall be reasonably determined by Cummins on a pro forma Filtration Group consolidated return prepared by:

(i)             including only Tax Items of members of the Filtration Group that were included in the relevant Cummins Federal Consolidated Income Tax Return;

(ii)            except as provided in Section 2.8(a)(iv) hereof, using all elections, accounting methods and conventions used on the relevant Cummins Federal Consolidated Income Tax Return for such Tax Period;

(iii)           applying the highest statutory marginal corporate income Tax rate in effect for such Tax Period; and

(iv)           assuming that the Filtration Group elects not to carry back any net operating losses.

(b)            The amount of State Taxes and Foreign Taxes attributable to the Filtration Business shall be as reasonably determined by Cummins in a manner consistent with the principles of Section 2.8(a), to the extent relevant.

(c)            For any Straddle Period, Taxes for the Pre-IPO Period shall be computed (i) in the case of Taxes imposed on a periodic basis, on a daily pro rata basis, and (ii) in the case of other Taxes generally, as if the Tax Period ended as of the close of business on the Measurement Date. For the avoidance of doubt, in the event that Property Taxes are imposed with respect to property that is owned by both a member of the Cummins Group and a member of the Filtration Group during a Tax Period, the amount of Property Taxes for which each of Cummins and Filtration is liable shall be computed on a daily pro rata basis with respect to the number of days the Cummins Group member and the Filtration Group member, respectively, owned the property. For purposes of determining the amount of any Taxes that are imposed as a result of any inclusion under Sections 951 or 951A of the Code (or any corresponding or similar provision of state or local Tax Law) in respect of Straddle Period income of any member of the Cummins Group or Filtration Group that is organized or incorporated outside the United States, the amount of Straddle Period income of any non-U.S. Subsidiary of the Company that is attributable to a Pre-IPO Period shall be computed on a “closing-of-the-books” basis as if any relevant Straddle Period of such non-U.S. Subsidiary ended at the close of business on the Measurement Date.

(d)            Cummins shall use reasonable efforts to make a draft of the relevant pro forma Filtration Group consolidated return prepared pursuant to Section 2.8(a) or determination of State Taxes and Foreign Taxes made pursuant to Section 2.8(b) available to Filtration for its review and comment promptly once such draft pro forma Filtration Group consolidated return or determination is materially complete and notify Filtration to the extent that it varies from past practices, accounting methods, elections and conventions. Filtration shall provide any comments to such draft pro forma Filtration Group consolidated return or determination of State Taxes or Foreign Taxes to Cummins no later than thirty (30) days after the receipt of such draft pro forma Filtration Group consolidated return or determination from Cummins and Cummins shall consider in good faith any reasonable comments to such draft pro forma Filtration Group consolidated return or determination that are timely provided by Filtration.

Section 2.9             Excluded Taxes. Notwithstanding anything herein to the contrary, Liability for Excluded Taxes shall be determined pursuant to the Separation Agreement or relevant Ancillary Agreement, as applicable.

Section 2.10           Tax Refunds.

(a)            Cummins shall be entitled to all Refunds related to Taxes the liability for which is allocated to Cummins pursuant to this Agreement. Filtration shall be entitled to all Refunds related to Taxes the liability for which is allocated to Filtration pursuant to this Agreement; provided, however, Cummins shall not be obligated to pay Filtration for any single Refund or aggregated Refunds until the amount of such Refunds exceeds $25,000 ("De Minimis Threshold"). Upon exceeding the De Minimis Threshold, the entire amount of such Refunds from the first dollar shall be payable to Filtration. For avoidance of doubt, the De Minimis Threshold shall reset after Cummins pays applicable Refunds to Filtration.

(b)            Filtration shall pay to Cummins any Refund received by Filtration or any member of the Filtration Group that is allocable to Cummins pursuant to Section 2.10(a) no later than thirty (30) days after the receipt of such Refund. Cummins shall pay to Filtration any Refund received by Cummins or any member of the Cummins Group that is allocable to Filtration pursuant to this Section 2.10 no later than thirty (30) days after the receipt of such Refund. For purposes of this Section 2.10, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions). Notwithstanding anything herein to the contrary, the amount of any Refund required to be paid pursuant to this Section 2.10(b) shall be net of (i) any reasonable costs incurred in securing such Refund and (ii) any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Refund, including any Taxes imposed by way of withholding or offset.

(c)            If any Party (the “Refund Recipient”) receives a Refund that it is required to pay over to the other Party pursuant to this Section 2.10, such other Party, upon the request of the Refund Recipient, shall repay to the Refund Recipient the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such Refund Recipient is required by applicable Law to repay such Refund.

Section 2.11            Tax Benefits. If Cummins determines, in its good faith discretion, that: (a) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law; and (b) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax Benefit arising from such deduction, credit or other Tax benefit, as determined by Cummins in its good faith discretion no later than thirty (30) days after making, in the case of Cummins, or receiving notice of, in the case of Filtration, such determination.

Section 2.12           Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Cummins Group and any member of the Filtration Group shall be terminated with respect to the Filtration Group and the Cummins Group as of the Effective Date. Upon such termination, no further payments by or to any member of the Cummins Group by or to any member of the Filtration Group with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Cummins Group and the Filtration Group shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that, to the extent appropriate, payments made pursuant to such agreements shall be credited to Cummins or Filtration, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement. For the avoidance of doubt, neither the Separation Agreement nor any Ancillary Agreement shall be considered a Tax sharing or allocation agreement or practice for purposes of this Section 2.12.

Article III
PREPARATION AND FILING OF TAX RETURNS

Section 3.1             Cummins’ Responsibility. Cummins shall prepare and file (or cause to be prepared and filed) when due (taking into account any applicable extensions) all Joint Returns and all Cummins Separate Returns, including any amended Joint Returns or amended Cummins Separate Returns. Notwithstanding the foregoing, with respect to any Joint Return with respect to Foreign Taxes, to the extent that any expenses related to a previously filed Joint Return for similar Foreign Taxes were customarily paid by a member of the Filtration Group, as determined by Cummins in its discretion, then any similar expenses shall be borne by Filtration, including, for the avoidance of doubt, any expenses related to the preparation of transfer pricing documentation.

Section 3.2             Filtration’s Responsibility. Filtration shall prepare and file (or cause to be prepared and filed) when due (taking into account any applicable extensions) all Tax Returns required to be filed by or with respect to members of the Filtration Group other than those Tax Returns which Cummins is required to prepare and file under Section 3.1 including any amended Tax Returns. The Tax Returns required to be prepared and filed by Filtration under this Section 3.2 shall include any Filtration Separate Returns and any amended Filtration Separate Returns.

Section 3.3             Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially affect the Tax position or Tax Return of the Party other than the Responsible Party pursuant to Section 3.1 or Section 3.2 (the “Reviewing Party”), the Responsible Party shall, with respect to such Tax positions,

(a)            consult with the Reviewing Party with respect to such Tax positions on the portions of such Tax Return that relate to the business of the Reviewing Party (the Cummins Retained Business or the Filtration Business, as the case may be),

(b)            use reasonable efforts to make a draft of the relevant portions of such Tax Return (or the relevant portions thereof), workpapers and other supporting documents available to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return (taking into account extensions), and

(c)            consider in good faith any reasonable comments (to the extent relating to such Tax positions) that are timely provided by the Reviewing Party on the relevant portion of such Tax Return reasonably in advance of the due date for filing such Tax Return (taking into account extensions).

The Responsible Party and the Reviewing Party shall attempt in good faith to resolve any disagreement arising out of the review of any Tax Return, or portion thereof, pursuant to this Section 3.3. For the avoidance of doubt, any dispute among the Parties with respect to compliance with the requirements of this Section 3.3 shall be resolved in accordance with the dispute resolution provisions of Article IX as promptly as practicable. Notwithstanding anything herein to the contrary, with respect to any (1) Tax Return required to be filed before the Distribution Date (taking into account valid extensions) with respect to which Cummins is the Responsible Party, and (2) Cummins Federal Consolidated Income Tax Return, Cummins shall, in each case, consider Filtration’s comments in good faith but shall not be required to accept such comments.

Section 3.4             Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII. Notwithstanding any provision of this Agreement to the contrary, Cummins shall not be required to disclose to Filtration any consolidated, combined, unitary, or other similar Joint Return of which a member of the Cummins Group is the common parent or any information related to such a Joint Return other than information relating solely to the Filtration Group; provided, however, that Cummins shall provide such additional information that is reasonably required in order for Filtration to determine the Taxes attributable to the Filtration Business. If an amended Separate Return for State Taxes for which Filtration is responsible under this Article II is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third party preparers.

Section 3.5             Tax Reporting Practices.

(a)            Except as provided in Section 3.6, with respect to any Tax Return for any Tax Period that begins on or before the second anniversary of the Distribution Date with respect to which Filtration is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Filtration; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Filtration shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, Filtration shall not be permitted, and shall not permit any member of the Filtration Group, to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all Tax Periods (or portions thereof) ending on or before the Distribution Date have expired, unless Cummins provides its prior written consent.

(b)            The Tax treatment of any step in or portion of the Reorganization and the Distribution shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Reorganization and the Distribution shall be reported. If the Parties cannot reach a resolution, the dispute will be resolved in accordance with Article IX.

(c)            Cummins shall have the right to determine, in its sole discretion, whether to make elections to shorten or lengthen the Tax year of any entity listed on Schedule A or make a protective election under Section 336(e) of the Code. If Cummins determines, in its discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, Filtration agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Cummins. If Cummins reasonably determines that the Filtration Group actually realizes a Tax Benefit with respect to a protective election under Section 336(e) of the Code made pursuant to this Section 3.5(c), Filtration shall promptly remit to Cummins any such Tax Benefit on an “as and when” realized basis; provided, however, that Filtration shall not be required to remit such Tax Benefit with respect to Taxes or Tax Attributes allocated to a member of the Filtration Group under this Agreement, as determined by Cummins in its discretion. If Filtration pays any amount to Cummins under this Section 3.5(c) and, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed, Filtration shall notify Cummins of the amount to be repaid to Filtration, and Cummins shall then repay such amount to Filtration, together with any interest, fines, additions to Tax, penalties, or any additional amounts imposed by a Taxing Authority relating thereto.

Section 3.6             Payment of Taxes.

(a)            With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b)            In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

Section 3.7             Amended Returns and Carrybacks.

(a)            Filtration shall not, and shall not permit any member of the Filtration Group to, file or allow to be filed any request for an Adjustment for any Tax Period (or portion thereof) ending on or before the Distribution Date (including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date) without the prior written consent of Cummins, such consent to be exercised in Cummins’ discretion.

(b)            Filtration shall, and shall cause each member of the Filtration Group to, make any available elections to waive the right to carry back any Tax Attribute (i) from a Tax Period or portion thereof ending after the Measurement Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Measurement Date and (ii) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date.

(c)            Filtration shall not, and shall cause each member of the Filtration Group not to, without the prior written consent of Cummins, make any affirmative election to carry back any Tax Attribute (i) from a Tax Period or portion thereof ending after the Measurement Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Measurement Date or (ii) from a Tax Period or portion thereof ending after the Distribution Date to a Joint Return in respect of a Tax Period or portion thereof ending on or before the Distribution Date, in each case, such consent to be exercised in Cummins’ discretion.

(d)            If, notwithstanding the provisions of Section 3.7(b) and Section 3.7(c), Filtration is required by Law to carry back a Tax Attribute to a Pre-IPO Period, Cummins shall promptly remit to Filtration any Tax Benefit that the Cummins Group actually realizes with respect to any such carryback on an “as and when” realized basis; provided, however, that Cummins shall not be required to remit such Tax Benefit with respect to any such carryback arising from Taxes or Tax Attributes allocated to a member of the Cummins Group under this Agreement, as determined by Cummins in its discretion. If Filtration has a Tax Attribute that must be carried back to any Pre-IPO Period, Filtration shall notify Cummins in writing that such Tax Attribute must be carried back. Such notification shall include a description in reasonable detail of the basis for any Tax Benefit and the amount thereof, and a certification by an appropriate officer of Filtration setting forth Filtration’s belief (together with supporting analysis prepared by a professional Tax advisor) that the Tax treatment of such Tax Attribute is more likely than not correct. If Cummins pays any amount to Filtration under this Section 3.7(d) and, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed, Cummins shall notify Filtration of the amount to be repaid to Cummins, and Filtration shall then repay such amount to Cummins, together with any interest, fines, additions to Tax, penalties, or any additional amounts imposed by a Taxing Authority relating thereto. For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any actual Refund of Taxes is received or applied against other cash Taxes due, or at the time of filing a Tax Return (including a Tax Return relating to estimated Taxes) on which a Tax Item is applied in reduction of cash Taxes that would otherwise be payable.

(e)            Receipt of consent by Filtration or a member of the Filtration Group from Cummins pursuant to the provisions of this Section 3.7 shall not limit or modify Filtration’s continuing indemnification obligation pursuant to Article V.

Section 3.8             Tax Attributes. Cummins shall in good faith advise Filtration in writing of the amount, if any, of any Tax Attributes, which Cummins determines, in its good faith discretion, shall be allocated or apportioned to the Filtration Group in accordance with Past Practice unless otherwise required under applicable Law. Filtration and all members of the Filtration Group shall prepare all Tax Returns in accordance with such written notice. Filtration agrees that it shall not dispute Cummins’ allocation or apportionment of Tax Attributes. For the avoidance of doubt, Cummins shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 3.8. The allocations made under this Section 3.8 shall be revised by Cummins, in its discretion, to reflect each subsequent Final Determination or change in Law that affects such allocations or the amounts of Tax Attributes available for allocation. Notwithstanding any provision of this Agreement to the contrary, for the avoidance of doubt, the Parties agree that Cummins is not warranting or guaranteeing the amount of any such Tax Attributes and Cummins shall not be liable to any member of the Filtration Group for any failure of any determination under this Section 3.8 to be accurate under applicable Law.

Article IV
TAX-FREE STATUS OF THE DISTRIBUTION

Section 4.1             Representations and Warranties.

(a)            Cummins, on behalf of itself and all other members of the Cummins Group, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the Tax Certificates (collectively, the “Tax Materials”), and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Cummins or any member of the Cummins Group or the Cummins Retained Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Cummins, on behalf of itself and all other members of the Cummins Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Cummins or any member of the Cummins Group or the Cummins Retained Business.

(b)            Filtration, on behalf of itself and all other members of the Filtration Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Filtration or any member of the Filtration Group or the Filtration Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Filtration, on behalf of itself and all other members of the Filtration Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Filtration or any member of the Filtration Group or the Filtration Business.

(c)            Each of Cummins, on behalf of itself and all other members of the Cummins Group, and Filtration, on behalf of itself and all other members of the Filtration Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Reorganization, the Debt-for-Equity Exchange or the Distribution to be other than the Tax-Free Status of the Transactions.

(d)            Each of Cummins, on behalf of itself and all other members of the Cummins Group, and Filtration, on behalf of itself and all other members of the Filtration Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 4.2             Restrictions Relating to the Distribution.

(a)            Filtration, on behalf of itself and all other members of the Filtration Group, hereby covenants and agrees that no member of the Filtration Group will take, fail to take, or permit to be taken any action where such action or failure to act (i) would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials; or (ii) constitutes a Filtration Disqualifying Action.

(b)            During the Restricted Period, Filtration:

(i)            shall continue and cause to be continued the active conduct of the Filtration Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution;

(ii)            shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income Tax purposes);

(iii)            shall not (A) enter into any Proposed Acquisition Transaction or, to the extent Filtration has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (B) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (C) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (D) merge or consolidate with any other Person, or (E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would, when combined with any other direct or indirect changes in ownership of Filtration capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty-percent (50%) or greater interest in Filtration or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions;

(iv)            shall not, and shall not permit any member of the Filtration Group to, sell, transfer or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for federal income Tax purposes as a sale, transfer or disposition) assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of Filtration or the Filtration Group. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income Tax purposes, or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Filtration or any member of the Filtration Group. The percentages of gross assets or consolidated gross assets of Filtration or the Filtration Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Filtration and the members of the Filtration Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of Filtration or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Filtration shall constitute a disposition of all of the assets of Filtration or such Subsidiary; and

(v)            shall not (A) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (B) permit any member of the Filtration Group to take any such action, (C) fail to take any action, or (D) permit any member of the Filtration Group to fail to take any action, in each case that would cause Cummins or any member of the Cummins Group to recognize gain under any Gain Recognition Agreement. In addition, Filtration shall file, and shall cause any member of the Filtration Group to file, any Gain Recognition Agreement reasonably requested by Cummins which Gain Recognition Agreement is determined by Cummins to be necessary so as to (1) allow for or preserve the Tax-Free Status of the Transactions or (2) avoid Cummins or any member of the Cummins Group recognizing gain under any Gain Recognition Agreement.

(c)            Notwithstanding the restrictions imposed by Section 4.2(a) and (b), if Filtration notifies Cummins that it desires to take one of the actions described therein (a “Notified Action”) during the Restricted Period, Filtration or a member of the Filtration Group may take any of the actions or transactions described therein if prior to taking such Notified Action Filtration either (i) obtains, and provides to Cummins, an Unqualified Tax Opinion in form and substance reasonably satisfactory to Cummins or (ii) obtains the prior written consent of Cummins waiving the requirement that Filtration obtain an Unqualified Tax Opinion, such waiver to be provided in Cummins’s sole and absolute discretion. Cummins’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Filtration shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Cummins for all reasonable out-of-pocket expenses that Cummins or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Cummins’s waiver of Filtration’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Filtration’s continuing indemnification obligation pursuant to Article V.

Article V
INDEMNITY OBLIGATIONS

Section 5.1             Indemnity Obligations.

(a)            Cummins shall indemnify and hold harmless Filtration from and against, and will reimburse Filtration for, (i) all liability for Taxes allocated to Cummins pursuant to Article II, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Cummins Group pursuant to this Agreement, and (iii) the amount of any Refund received by any member of the Cummins Group that is allocated to Filtration pursuant to Section 2.10(a) and determined in accordance with Section 2.10(b).

(b)            Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder, and notwithstanding anything else to the contrary contained herein, Filtration shall indemnify and hold harmless Cummins from and against, and will reimburse Cummins for, (i) all liability for Taxes allocated to Filtration pursuant to Article II, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Filtration Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Filtration Group that is allocated to Cummins pursuant to Section 2.10(a) and determined in accordance with Section 2.10(b), and (iv) any Distribution Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any Filtration Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied).

(c)            To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a) and Section 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Cummins and Filtration according to relative fault.

Section 5.2             Indemnification Payments.

(a)            Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b)            If, as a result of any change or redetermination made with respect to Section 2.2 or Section 2.7, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

Section 5.3             Payment Mechanics.

(a)            All payments under this Agreement shall be made by Cummins directly to Filtration and by Filtration directly to Cummins; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Cummins Group, on the one hand, may make such indemnification payment to any member of the Filtration Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b)            In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

(c)            Without the written consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Cummins or Filtration under this Agreement shall be made in United States Dollars. Except as expressly provided herein, any amount which is not expressed in United States Dollars shall be converted into United States Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg.

(d)            With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 5.4             Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all United States federal income Tax purposes as either (a) a non-taxable contribution by Cummins to Filtration, or (b) a distribution by Filtration to Cummins, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution (but only to the extent that the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of a Filtration Liability or Cummins Retained Liability, as the case may be. Notwithstanding the foregoing, Cummins shall notify Filtration if it reasonably determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

Section 5.5             Tax Gross-Up. If, notwithstanding Section 5.4, there is an adjustment to the Tax liability of a Party or any of its Affiliates as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Party or Affiliate receiving such payment would otherwise be entitled to receive.

Article VI
TAX CONTESTS

Section 6.1             Notice. Each Party shall notify the other Party in writing no later than thirty (30) days, or as soon as reasonably practicable to permit a timely response to the Taxing Authority, after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

Section 6.2             Separate Returns. Subject to Section 6.3, in the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.3             Joint Returns and Separation Related Tax Contests. Notwithstanding anything herein to the contrary, in the case of any Tax Contest with respect to any Joint Return or any Separation Related Tax Contest, Cummins shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, to the extent a portion of any Tax Contest relating to a Joint Return or a Separation Related Tax Contest (i) relates to a Tax liability that is not reasonably expected to exceed $25,000 or (ii) relates to a Foreign Tax matter that was customarily controlled by a member of the Filtration Group, as determined by Cummins in its discretion, then, in each case, Cummins may elect that Filtration shall be responsible for the conduct of such portion of such Tax Contest and any expenses related thereto, including expenses relating to supporting transfer pricing analysis. Notwithstanding anything herein to the contrary, this Section 6.3 shall not relieve any Party of its obligation to indemnify the other Party pursuant to the terms of this Agreement.

Section 6.4             Obligation of Continued Notice.

(a)            During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder; provided, however, that, in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

(b)            Unless waived by the Parties in writing, in connection with any potential Adjustment in a Tax Contest as a result of which Adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement in excess of $25,000, the Controlling Party shall:

(i)             keep the Non-Controlling Party reasonably informed in a timely manner of all significant actions taken or proposed to be taken by the Controlling Party with respect to such potential Adjustment in such Tax Contest;

(ii)            timely provide the Non-Controlling Party with copies of any written correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential Adjustment in such Tax Contest;

(iii)           consult with the Non-Controlling Party reasonably in advance of taking any significant action in connection with such Tax Contest and offer a reasonable opportunity to comment before submitting any significant written materials to be furnished in connection with such Tax Contest, and

(iv)           defend such Tax Contest diligently and in good faith.

The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

Article VII
COOPERATION

Section 7.1             General. Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, at each Party’s own cost:

(a)            the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b)            the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(c)            the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter; and

(d)            the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

Section 7.2             Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Cummins Group and the Filtration Group as set forth in Section 5.4, or (b) the Tax-Free Status of the Transactions.

Article VIII
RETENTION OF RECORDS; ACCESS

Section 8.1             Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (a) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (b) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Cummins Group or the Filtration Group for any Pre-IPO Period, Straddle Period, or Post-IPO Period or for any Tax Contests relating to such Tax Returns. At any time after the Effective Date that the Cummins Group proposes to destroy such records or documents, it shall first notify the Filtration Group in writing and the Filtration Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Effective Date that the Filtration Group proposes to destroy such records or documents, it shall first notify the Cummins Group in writing and the Cummins Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2             Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case, to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any reasonable professional fees. Notwithstanding anything herein to the contrary, (a) this Section 8.2 shall not apply to Cummins Federal Consolidated Income Tax Return (except to the extent required pursuant to Section 2.8(a)) and (b) no Party shall have the right to review any information, documentation or other materials that are subject to the attorney client privilege or the privilege provided by Section 7525 of the Code (or any corresponding or similar provision of state or local Tax Law) without the written consent of the other Party, which may be conditioned upon the Parties entering into a joint defense agreement to preserve privilege.

Article IX
DISPUTE RESOLUTION

Section 9.1             Negotiation. Subject to Section 9.5, in the event of any dispute between the Parties as to any matter covered by this Agreement (“Tax Dispute”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Tax Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Tax Dispute (“Dispute Notice”). The Settlement of any Tax Dispute pursuant to this Section 9.1 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings, including any dispute resolution proceeding pursuant to Section 9.2 or Section 9.3.

Section 9.2             Independent Resolution. If the Tax Dispute has not been resolved for any reason following the expiration of the Negotiation Period, the Parties shall appoint a nationally recognized law or independent public accounting firm, other than KPMG, (the “Firm”) to resolve such Tax Dispute. In this regard, the Firm shall make determinations with respect to the disputed items based solely on representations made by Cummins and Filtration and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Firm to resolve any Tax Dispute no later than sixty (60) days after the submission of such Tax Dispute to the Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return (in each case, taking into account extensions), if applicable, and agree that, subject to Section 9.3, all determinations by the Firm with respect thereto shall be final and conclusive and binding on the Parties. The Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Cummins and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination and an opinion level for the conclusion. The fees and expenses of the Firm shall be borne equally by the Parties.

Section 9.3             Disputed Resolution. If a Tax Dispute is not resolved in favor of a Party on a matter submitted to the Firm pursuant to Section 9.2 at an opinion level that is no greater than "more likely than not (“Disputed Tax Item”), then such Party (the “Disputing Party”) may notify the other Party in writing of a request for a review of such Disputed Tax Item by a nationally recognized law or independent public accounting firm, other than the Firm or KPMG (the “Reviewing Firm”). The Reviewing Firm shall make determinations with respect to the Disputed Tax Item based solely on the materials provided to and relied upon by the Firm in making its determination with respect to the Disputed Tax Item. The Reviewing Firm shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Reviewing Firm to resolve the Disputed Tax Item no later than thirty (30) days after the submission of such Disputed Tax Item to the Reviewing Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that if the Reviewing Firm resolves on the Disputed Tax Item at an opinion level of at least more likely than not, the determination of the Reviewing Firm with respect thereto shall be final and conclusive and binding on the Parties. If the determination of the Reviewing Firm is not at a more likely than not opinion level with respect to the Disputed Tax Item, then the determination of the Firm stands. The Reviewing Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Cummins and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Reviewing Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Reviewing Firm shall be borne by the Disputing Party.

Section 9.4             Confidentiality. The Parties agree that any dispute resolution hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs, or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Firm, the Reviewing Firm, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as to and the extent required by Law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 9.4, that Party shall take all steps reasonably within its power to cause such application, an any exhibits to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 9.5             Specific Performance. Notwithstanding anything herein to the contrary, from and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of Article VIII of the Separation Agreement, have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Effective Date, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any indemnifiable amounts under this Agreement, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Article X
MISCELLANEOUS PROVISIONS

Section 10.1           Entire Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 10.2           Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any other Ancillary Agreement, the provisions of this Agreement shall control with respect to the subject matter thereof; provided, however, to the extent that such conflict relates to Excluded Taxes, the Separation Agreement or relevant Ancillary Agreement, as applicable shall control with respect to such Excluded Taxes.

Section 10.3           Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.4           Treatment of Confidential Information. The provisions of Section 6.5 of the Separation Agreement shall govern the treatment of Confidential Information that is accessed or received in connection with the Parties’ exercise of their respective rights and performance of their respective obligations under this Agreement.

Section 10.5           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile or electronic mail with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

To Cummins:

Cummins Inc.

500 Jackson Street,

Box 3005

Columbus, Indiana 47202-3005

Attn: General Counsel

Facsimile: [●]

Email: [●]

To Filtration:

Atmus Filtration Technologies Inc.

[●]

[●]

Attn: General Counsel

Facsimile: [●]

Email: [●]

Section 10.6           Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). For this purpose, a Party may provide its written consent in the form of an email that expressly sets forth such consent and is delivered by the General Counsel of the Party giving such consent to the General Counsel of the Party requesting such consent.

Section 10.7           No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.8           Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, Cummins may assign this Agreement to an Affiliate without the prior written consent of Filtration; provided, however that no such assignment shall release Cummins from liability for the full performance of its obligations under this Agreement.

Section 10.9           Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.10         Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.11         Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 10.12         Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.13         Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.14         Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.15         Submission to Jurisdiction. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article IX, each Party irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and any court of the United States located in the State of Delaware; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 10.5; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

Section 10.16         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17         Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.18         Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Unless the context otherwise requires: (a) references in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa; (b) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”; (c) references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement; (d) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; (e) references in this Agreement or any Schedule to “$” shall mean United States dollars; (f) the word “or” when used in this Agreement shall not be exclusive; (g) references in this Agreement to “days” means calendar days unless Business Days are expressly specified; (h) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day; and (i) references in this Agreement to any Person includes such Person’s permitted successors and permitted assigns. Unless the context otherwise requires, references in this Agreement to “Cummins” shall also be deemed to refer to the applicable member of the Cummins Group, references in this Agreement to “Filtration” shall also be deemed to refer to the applicable member of the Filtration Group and, in connection with the foregoing, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Cummins or Filtration shall be deemed to require Cummins or Filtration, as the case may be, to cause the applicable members of the Cummins Group or the Filtration Group, respectively, to take, or refrain from taking, any such action.

Section 10.19         No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 10.20         Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 10.21         Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

Section 10.22         Effective Date. This Agreement shall become effective only upon the Effective Date.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

CUMMINS INC.

By:
Name:
Title:

Atmus Filtration Technologies Inc.

By:
Name:
Title: